EXHIBIT 99.1

FINISH LINE REPORTS THIRD QUARTER EARNINGS

* Third quarter earnings per share increased 169%

* Revenue rose 37% with a 25% comparable store sales gain for the third quarter

INDIANAPOLIS— January 5, 2004—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the third quarter representing the thirteen weeks ended November 29, 2003.

THIRD QUARTER RESULTS:

Net sales increased 37% (thirty-seven percent) to $202.0 million for the thirteen weeks ended November 29, 2003 (the “third quarter” or “Q3”) compared to $147.9 million reported for the thirteen weeks last year ended November 30, 2002 (“Q3 LY”). Comparable store net sales increased 25% (twenty-five percent) for Q3.

On a GAAP basis, net income for Q3 was $2.2 million or $.09 per diluted share versus a loss of $(.13) per diluted share in Q3 LY, an increase of 169%. In the third quarter the Company realized a benefit from a gain on a tornado insurance settlement of $.03 per diluted share. Excluding the gain on insurance settlement, non-GAAP adjusted diluted earnings per share on a comparable basis to which previous guidance has been provided by the Company would have been $.06 per diluted share in Q3 versus a $(.13) loss in Q3 LY, or an increase of 146%. Diluted weighted average shares outstanding were 24,313,000 for the thirteen weeks ended November 29, 2003, versus 23,659,000 shares outstanding for Q3 LY.

YEAR-TO-DATE RESULTS:

Net sales increased 30% (thirty percent) to $680.6 million for the thirty-nine weeks ended November 29, 2003 (“YTD”) compared to $522.7 million for the thirty-nine weeks last year ended November 30, 2002 (“YTD LY”). Comparable store net sales increased 20% (twenty percent) for YTD.

On a GAAP basis, net income for YTD was $26.2 million or $1.09 per diluted share versus $.39 per diluted share for YTD LY. Included in YTD is the benefit from the gain on the insurance settlement of $.03 per diluted share. The Company reported net income for YTD LY of $9.6 million or $.39 per diluted share that included a benefit from repositioning reversals of $.03 per diluted share. Excluding these items noted above, YTD non-GAAP adjusted net income per diluted share on a comparable basis to which previous guidance has been provided by the Company would have been $1.06 versus $.36 for YTD LY, or an increase of 194%. Diluted weighted average shares outstanding were 24,009,000 for the thirty-nine weeks ended November 29, 2003, versus 24,514,000 shares outstanding for YTD LY.

Mr. Cohen stated, “We are pleased to report a 169% increase in earnings per share for the third quarter of Fiscal 2004. The 25% gain in Q3 comparable store sales drove significant improvement in our financial performance as gross profit margin improved 270 basis points from Q3 LY, while SG&A leverage also improved 190 basis points.

“As for sales for the holiday season, we continue to show strength in both footwear and softgoods with comparable store sales increasing 21% (twenty-one percent) for the five week holiday period ending January 3, 2004.”

Merchandise inventories were $230.0 million at November 29, 2003 compared to $180.9 million at November 30, 2002. As a result of planned early holiday receipts, merchandise inventories at the end of Q3 increased approximately 18% (eighteen percent) on a per square foot basis compared to one year ago.

The Company operated 532 stores at November 29, 2003, an increase of 11% (eleven percent) over the 481 stores operated one year ago. Year-to-date, the Company has opened 58 new stores, remodeled 25 existing stores and closed 3 stores. Total retail square footage increased 8% (eight percent) to 3,085,000 at November 29, 2003 versus 2,858,000 square feet at the end Q3 LY.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Tuesday, January 6th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 4783249). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 4783249). This replay will be available commencing at approximately 9:45 ET on Tuesday, January 6th and will remain available through January 7th. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 531 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended November 29, 2003	Thirteen Weeks Ended November 30, 2002	Thirty-nine Weeks Ended November 29, 2003	Thirty-nine Weeks Ended November 30, 2002
Net sales	$202,035	$147,877	$680,619	$522,733
Cost of sales (including occupancy expenses)	147,976	112,271	479,449	377,903

Gross profit	54,059	35,606	201,180	144,830
Selling, general, and
administrative expenses	51,960	40,752	160,588	131,356
Repositioning charge reversal	—	—	—	(1,126)
Insurance income—tornado	(1,228)	—	(1,228)	—
Interest income (net)	143	137	473	674

Income (loss) before income taxes	3,470	(5,009)	42,293	15,274
Income taxes (benefit)	1,319	(1,853)	16,072	5,652

Net income (loss)	$2,151	($3,156)	$26,221	$9,622

Diluted weighted average shares outstanding	24,313	23,659	24,009	24,514

Diluted net income (loss) per share	$0.09	($0.13)	$1.09	$0.39

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income (loss)	$2,151	($3,156)	$26,221	$9,622
Adjustments to GAAP income:
Repositioning charge (reversal)	—	—	__	(1,126)
Insurance income—tornado	(1,228)	—	(1,228)	—

	923	(3,156)	24,993	8,496
Tax effect	467		467	417

Non-GAAP adjusted net income (loss)	1,390	(3,156)	25,460	8,913

Diluted weighted average shares outstanding	24,313	23,659	24,009	24,514

Non-GAAP adjusted diluted net income (loss) per share on a comparable basis to previous guidance	$0.06	$(0.13)	$1.06	$0.36

Condensed Consolidated Balance Sheet

ASSETS	November 29, 2003	November 30, 2002	March 1, 2003
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$51,494	$36,977	$73,399
Marketable securities	—	745	506
Merchandise inventories	229,988	180,856	158,780
Other current assets	19,962	27,183	14,547
Property and equipment, net	119,023	94,746	94,962
Other assets	5,099	6,916	7,884

Total assets	$425,566	$347,423	$350,078

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$120,980	$94,769	$81,677
Deferred rent payments	9,026	8,874	8,900
Stockholders’ equity	295,560	243,780	259,501

Total liabilities and stockholders’ equity	$425,566	$347,423	$350,078

CONTACT:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317/899-1022 ext 6914

Executive Vice President–Chief Financial Officer

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